EXHIBIT 99

Media Relations	Public Service Enterprise Group 80 Park Plaza, T6 Newark, NJ 07102

FOR IMMEDIATE RELEASE	CONTACT:	Mike Jennings
Dec. 20, 2018		973-430-6406
Michael.Jennings@pseg.com

PSEG Elects Laura Sugg to Board of Directors

(Dec. 20, 2018 – Newark, N.J.) – Public Service Enterprise Group Incorporated (PSEG) today announced that Laura A. Sugg has been elected to its Board of Directors, effective Jan. 1, 2019.

Sugg is a retired energy executive with more than 30 years’ experience in the oil and gas industry. She retired from ConocoPhillips as president of its Australasia division, where she was responsible for the company’s multibillion-dollar exploration and production operations and LNG business in Australia and East Timor.

“Laura’s success at leading a variety of functions within the energy industry will be a tremendous asset to our board,” said Ralph Izzo, PSEG’s chairman, president and chief executive officer. “I have witnessed Laura’s principled leadership firsthand. Her expertise, wisdom and integrity will be invaluable as we continue to position PSEG as an innovative, technology-minded industry leader dedicated to helping customers use less energy, while ensuring that energy is increasingly cleaner, reliable and resilient.”

Sugg joined Phillips Petroleum Co. in 1986, prior to its merger with Conoco in 2002. During her career, she has held leadership roles in engineering and operations, corporate planning, human resources and business development. In her previous role at ConocoPhillips, Sugg was the executive in charge of human resources for exploration and production, with responsibility for managing global compensation and benefits, leadership succession planning and all HR functions. She also led the merger integration teams of Conoco and Phillips Petroleum, including organization design, staffing and business plan development.

Sugg earned a bachelor’s degree in chemical engineering from Oklahoma State University and began her career as a reservoir engineer in San Francisco and Alaska with Sohio Petroleum Co.

Currently, Sugg sits on the board of directors of Murphy Oil Corp., a global oil and gas exploration and production company, and Denbury Resources Inc., an independent oil and natural gas company.

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Public Service Enterprise Group (NYSE: PEG) is a publicly traded diversified energy company with annual revenues of $9.1 billion and approximately 13,000 employees. Headquartered in Newark, N.J., PSEG’s principal operating subsidiaries are: Public Service Electric and Gas Company (PSE&G), PSEG Power and PSEG Long Island. PSEG is a Fortune 500 company included in the S&P 500 Index and has been named to the Dow Jones Sustainability Index for North America for 11 consecutive years. (www.pseg.com).

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